Exhibit 3.1

3301719

State of California

Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 2 page(s) is a full, true and correct copy of the original record in the custody of this office.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of JUL - 9 2010 DEBRA BOWEN Secretary of State

Sec/State Form CE-109 (REV 01/2009)	OSP 09 113643

3301719	ENDORSED - FILED
in the office of the Secretary of State of the State of California
JUN – 3 2010

ARTICLES OF INCORPORATION

OF

RBB BANCORP

The undersigned incorporator for the purpose of forming a corporation under the General Corporation Law of the State of California hereby certifies:

ARTICLE I - NAME

The name of this corporation is RBB BANCORP.

ARTICLE II - PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III - AGENT FOR SERVICE OF PROCESS

The name and address in the State of California of this Corporation’s initial agent for service of process is:

Loren P. Hansen, Esquire

1301 Dove Street, Suite 900

Newport Beach, California 92660

ARTICLE IV - AUTHORIZED STOCK

(a) The Corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock”, respectively. The number of shares of Preferred Stock authorized to be issued is 100,000,000 and the number of shares of Common Stock authorized to be issued is 100,000,000.

(b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series subsequent to the issue of shares of that series.

ARTICLE V - DIRECTOR LIABILITY

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE VI - INDEMNIFICATION

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

Dated: June 2, 2010

Loren P. Hansen
Incorporator

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

Loren P. Hansen
Incorporator

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